EXHIBIT 99

Contact:	Rosanne Palacios	Judith Wawroski
	International Bancshares Corporation	International Bancshares Corporation
	(956) 722-7611	(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Announces Third Quarter Earnings

LAREDO, Texas—(BUSINESS WIRE)—November 6, 2006–International Bancshares Corporation (“IBC”) (Nasdaq:IBOC - News) today reported net income for the third quarter of 2006 of $26.6 million or $.42 per share - basic ($.42 per share - diluted) compared to $35.5 million or $.56 per share - basic ($.55 per share - diluted) for the third quarter 2005, which represents a decrease of 25.1% in net income and 23.6% in diluted earnings per share.   Net income for the first nine months of 2006 was $85.2 million, or $1.35 per share – basic ($1.33 per share diluted) compared to $106.5 million, or $1.67 per share – basic ($1.65 per share diluted) for the first nine months of 2005, which represents a decrease of 20.0% in net income and 19.4% in diluted earnings per share.

In the third quarter 2006, the Company incurred a securities loss of $880,000, after tax, to reposition a portion of its securities portfolio.  Additionally, a loss of $836,000, after tax, was recorded to reflect the Company’s share of losses on an equity investment held by its lead bank.  Net income for the third quarter of 2006 and 2005 was positively affected by gains on sales of loans of $763,000 and $1.9 million, after tax, respectively.  Additionally, net income has been negatively impacted by the inverted yield curve and increasing competition for deposits.  The Company has also been negatively impacted by the increasing de novo branching activity by the Company in its markets resulting in 20 new branches in 2006, 32 new branches in 2005, and 17 new branches in 2004.  The Company believes that the de novo branching will help in attracting new low cost deposits and loans and also help with the retention of current customers as more out of market banks expand their branching activities in Texas; however, the Company realizes that there is a certain amount of time before each branch becomes profitable and thus negatively impacts earnings in the short term.  The Company has continued to foster the growth of loans to improve net interest income; however, this process of expanding quality loan balances takes a certain amount of time and also increases the provision for loan losses in periods of expansion.

Net income for the first nine months of 2006 was negatively impacted by a $8.9 million, net of tax, charge to operations as a result of the loss of a IRS tax lawsuit that was litigated during the third quarter of 2005 in the Federal District Court in San Antonio, Texas and that relates to certain leasing transactions previously discussed in Footnote 17 of the Notes to Consolidated Financial Statements set forth in the Company’s 2005 Annual Report.  Because of the trial court judgment issued on March 31, 2006, the uncertainty of the outcome at the appellate level and the similarity between the litigated lawsuit and the other tax case that is pending, the Company took the $8.9 million charge, net of tax. Net income for the first nine months of 2005 was positively impacted by a $5.6 million distribution, net of tax, from the January 2005 merger of the PULSE EFT Association with Discover Financial Services, a business unit of Morgan Stanley, received in the first and second quarter 2005.  The Company, as a member of the PULSE EFT Association received the cash distributions based in part upon its volume of transactions through the PULSE network.

“I’m pleased with the Company’s third quarter earnings, as well as the results of the first nine months, despite the charge related to the tax lawsuits, the very difficult environment associated with an inverted yield curve, and the increasing competition for deposits and loans.  The Company has continued to grow its operations and enhance long term shareholder value through aggressive de novo branch expansion resulting in a decrease in the Company’s earnings compared to prior years; however, the Company believes it is necessary to expand its footprint to better serve its current and future customers, as well as, expand its market share,” said Dennis E. Nixon, President and CEO.

Total assets at September 30, 2006 were $10.7 billion compared to $10.4 billion at December 31, 2005. Total net loans were $4.8 billion at September 30, 2006 and $4.5 billion at December 31, 2005. Total deposits were $6.7 billion at September 30, 2006 and December 31, 2005.

IBC is a $10.7 billion multi-bank financial holding company headquartered in Laredo, Texas, with over 205 facilities and over 330 ATMs serving more than 90 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.